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Exhibit 10(h)

[Letterhead of Tenet Healthcare Corporation]

March 10, 2004

Personal & Confidential

Mr. W. Randolph Smith
2908 Masters Circle
Plano, TX 75093

Dear Randy:

This letter is intended to confirm the substance of our conversation on February 5, 2004 regarding your transition of duties and continued employment with Tenet Healthcare Corporation ("Tenet"). Tenet acknowledges that, as a result of its Restructure and the material change in your job duties (the "Recent Duties Change"), for purposes of the TESPP, you could resign for "good reason" and be entitled to the benefits accorded a "Qualifying Termination" under the Tenet Executive Severance Protection Plan ("TESPP"). I have asked you not to resign, however, and to assist in the Restructure until the end of the year. As an inducement to do so, Tenet has offered the following proposal:

1.
You will remain a part of the executive management team, retaining your current title and will report to the CEO through the earliest date to occur ("Last Day Worked") of (a) December 31, 2004 or (b) the date that Tenet divests of 27 hospital facilities. Your new duties will consist at a minimum of managing the operations of the hospitals currently being divested from Tenet. You will remain in your current location at Tenet Dallas.

2.
Through your Last Day Worked, your base salary will remain at no less than its current level, payable biweekly. You will continue to receive benefits, including; health and welfare, disability, 401k, auto allowance, etc., at a level no worse than you currently enjoy.

3.
You will be eligible to participate in Tenet's Annual Incentive Plan ("AIP") for FY 2003 on terms similar to other senior executives at your level. Also, if you remain employed through your Last Day Worked, you will be eligible to participate in the AIP Plan for FY 2004 on a similar basis as other executives at your level with the target award being 70% of base pay, regardless of the fact that your employment may have terminated prior to the date that you would otherwise be required to remain employed pursuant to the terms of the AIP.

4.
You will continue to be eligible to receive stock incentive awards through December 31, 2004, however, any award granted in 2004 will be forfeited if you resign your employment prior to your Last Day Worked unless such resignation is for a "good reason" (as defined in the TESPP) other than the Recent Duties Change.

5.
You will continue as a participant in Tenet's Supplemental Executive Retirement Plan ("SERP") through your Last Day Worked and thereafter through any period during which you are entitled to receive salary continuation payments.

6.
The Recent Duties Change entitles you to terminate your employment at any time and for any reason. Such termination will be deemed a Qualifying Termination. In addition, your termination of employment by Tenet at any time and for any reason will also be deemed a Qualifying Termination. In either case, subject to signing Tenet's standard release agreement, you will be eligible to receive all benefits to which you are entitled under the terms of the TESPP, including salary continuation and target bonus, for a period of two years commencing on the date of termination.

7.
Because you will have reached age 55 with ten years of service before the end of the salary continuation period under the TESPP, your status upon termination of employment will be deemed an "Early Retirement" for purposes of SERP and you will be eligible to receive early retirement benefits pursuant to the terms of the SERP.

8.
If you remain employed through your Last Day Worked, or if you resign from employment by Tenet for a "good reason" (as defined in the TESPP) other than the Recent Duties Change, even though you will not reach age 60 by the end of the salary continuation period under the TESPP, which age is considered normal retirement under Tenet's 2001 Stock Incentive Plan, the compensation committee has approved treating your retirement as "normal retirement" for purposes of the Stock Incentive Plan so that you will be entitled to retain all of your options, and exercise them, through the last day of the term of the options.

As a condition of your continuing employment, you agree to abide by all of Tenet's Human Resources policies, including Tenet's Fair Treatment process which includes final and binding Arbitration as a resolution of any grievance that results from your employment or termination of employment with Tenet.

Randy, assuming these terms are agreeable, please sign this letter indicating your acceptance and return to me.

Sincerely,
/s/ TREVOR FETTER
Trevor Fetter
ACCEPTED AND AGREED TO:
/s/ W. RANDOLPH SMITH W. Randolph Smith—President, Western Division 3/12/2004

[Letterhead of Tenet Healthcare Corporation]

January 11, 2005

Personal and Confidential

Mr. W. Randolph Smith
7324 Park Lane Drive
Dallas, TX 75320

Dear Randy,

This letter is intended to confirm our understanding regarding the continuing terms of your employment and the termination of your employment with Tenet. In an earlier letter dated March 10, 2004, we agreed that your Last Day Worked would be the earlier of (a) December 31, 2004 or (b) the date that Tenet divests of 27 hospital facilities. We have now agreed to extend this date from December 31, 2004 to March 31, 2005. The same terms and conditions outlined in the earlier letter shall continue to apply to this extension with the following clarification regarding two points.

First, since you remained employed through December 31, 2004, you will be eligible to participate in Tenet's Annual Incentive Plan ("AIP") for FY 2004 based on the performance of the Divestiture Division with the target award being 70% of base pay.

Second, as set forth in the earlier letter, because you will have reached age 55 with ten years of service before the end of the salary continuation period under the TESPP, your status upon termination of employment will be deemed an "Early Retirement" for purposes of the SERP and you will be eligible to receive early retirement benefits pursuant to the terms of the SERP. Please be aware that the Compensation Committee has resolved to amend and restate the Tenet SERP effective as of November 3, 2004 to eliminate the ability to request a lump sum distribution with respect to all participants under the Tenet SERP.

Randy, assuming that this accurately sets forth our continued understanding, please sign this letter and return it to me.

Sincerely,
/s/ JOSEPH A. BOSCH
Joe Bosch Sr. Vice President, Human Resources
ACCEPTED AND AGREED TO:

/s/ W. RANDOLPH SMITH W. Randolph Smith
1/20/2005 Date

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LETTER TO W. RANDOLPH SMITH